EXHIBIT 22




                      LIST OF SUBSIDIARIES

The following is a list of the significant subsidiaries of the registrant as of December 31, 1993. Each such subsidiary does business under its corporate name.

                                           Jurisdiction of
Subsidiary                                 Incorporation
- ----------                                 ---------------
Albemarle Corporation                      Virginia

EID Corporation                            Liberia

Ethyl Asia Pacific Company                 Virginia

Ethyl Canada Inc.                          Province of Ontario, Canada

Ethyl China Corporation                    Virginia

Ethyl Coordination Center S.A.             Belgium

Ethyl Foreign Sales Corporation            U.S. Virgin Islands

Ethyl France S.A.R.L.                      France

Ethyl Interamerica Corporation             Delaware

Ethyl Investments Inc.                     Province of Ontario, Canada

Ethyl Japan Corporation                    Japan

Ethyl Mineraloel-Additive GmbH             Germany

Ethyl Petroleum Additives, Inc.            Delaware

Ethyl Petroleum Additives Limited          United Kingdom

Ethyl S.A.                                 Belgium

Imi-Tech Corporation                       Illinois

Potasse et Produits Chimiques S.A.         France

Whitby, Inc.                               Virginia

Whitby Pharmaceuticals, Inc.               Delaware